Exhibit 99.1

                                      NGSE
                        NATURAL GAS SERVICES GROUP, INC.

FOR IMMEDIATE RELEASE                            For More Information, Contact:
August 5, 2004                                   Wallace Sparkman, CEO
                                                 800-580-1828
                                                 Jim Drewitz, Investor Relations
                                                 972-355-6070


                      NATURAL GAS SERVICES GROUP ANNOUNCES
                 COMPLETION OF PRIVATE PLACEMENT FOR $5 MILLION


MIDLAND, Texas, August 5, 2004 - Natural Gas Services Group, Inc. (AMEX:NGS), a leading provider of equipment and services to the natural gas and oil industry, announces the Company has completed an agreement to sell 649,574 shares of its restricted common stock at $7.69736 per share to C. Barney Investments, Ltd., an accredited private investor. The private placement will raise approximately $5 million in net proceeds to the Company.

The Company announced on July 20, 2004 in a Form 8-K filing and on July 21, 2004 in a news release, it had entered into a definitive agreement with the accredited private investor.

The private placement includes restricted common stock and does not include any warrants. These shares represent approximately 11% of the outstanding common stock. The closing occur on August 4, 2004. On August 5, 2004, the Company filed a registration statement with the SEC for the resale of common stock.

NGS plans to use the net proceeds of the offering to further advance the growth of the Company's rental fleet of natural gas compressors, working capital and general corporate purposes, including possible acquisition of strategically located compressor companies.

About  Natural Gas Services  Group,
-----------------------------------
Inc NGS manufactures, fabricates, sells, leases and services natural gas compressors that enhance the production of oil and gas wells. The Company also manufactures and sells flare systems and flare ignition systems for plant and production facilities.

       For more information visit the Company's website at www.ngsgi.com .


Certain statements contained herein are "forward looking" statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.
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